Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

SAKS INCORPORATED

* * * * * * * *

ARTICLE I.

The name of the corporation (the “Corporation”) is: Saks Incorporated.

ARTICLE II.

The address of the registered office of the Corporation in the State of Tennessee is c/o Corporation Service Company, 2908 Poston Avenue, Nashville, TN 37203, in the county of Davidson. The name of the registered agent of the Corporation at such address is Corporation Service Company, in the county of Davidson.

ARTICLE III.

The address of the principal office of the Corporation is 12 East 49th Street, New York, New York 10017.

ARTICLE IV.

The corporation is for profit.

ARTICLE V.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Tennessee Business Corporation Act of the State of Tennessee.

ARTICLE VI.

The total number of shares of stock which the Corporation shall have authority to issue is 2,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held. Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Common Stock.

ARTICLE VII.

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the shareholders of the Corporation or by a majority of the entire Board of Directors.

ARTICLE VIII.

Elections of directors need not be by written ballot.

ARTICLE IX.

(a) The Corporation shall have the authority and right to indemnify and hold harmless any person that is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any claim, liability, loss or expense (including attorney’s fees) with respect to which such indemnification is permitted under the applicable provisions of the Tennessee Business Corporation Act or the bylaws of the Corporation; provided, however, that absent any limitation or modification set forth in the bylaws of the Corporation, this Article IX shall require the Corporation to indemnify and hold harmless any person that is or was an officer, director, employee and agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the applicable provisions of the Tennessee Business Corporation Act.

(b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall, in the case of any action, suit or proceeding against a current or former director, officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under and in accordance with the laws of the State of Tennessee.

(c) The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(d) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX or the bylaws of the Corporation, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right indemnification or right to the reimbursement of expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e) No director shall be personally liable to the Corporation or any shareholder for monetary damages for breach of a fiduciary duty as a director, except to the extent required under the laws of the State of Tennessee.

If the Tennessee Business Corporation Act of the State of Tennessee is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act of the State of Tennessee, as so amended.

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IN WITNESS WHEREOF, this Amended and Restated Charter has been executed by a duly authorized officer of this Corporation on this 4th day of November, 2013.

By:	/s/ David Pickwoad
Name:	David Pickwoad
Title:	General Counsel and Secretary